Exhibit 10.25

FIRST HORIZON PHARMACEUTICAL CORPORATION

December 10, 2002

Mr. Michael Leone
295 Flowers Cove Ln.
Lilburn, GA 30047

  Re: Post Employment Covenants

Dear Mike:

        Before you leave First Horizon's employment, I wanted to take this opportunity to confirm with you your understanding of the restrictive covenants contained in the Employment Agreement which you entered into with us earlier this year. As you know, under Section 9 of your Employment Agreement, you have agreed that, for a period of 36 months after your termination of employment, you will not be engaged in or have a financial interest in any business which is in competition with First Horizon, that you will not solicit any current supplier, customer or client of First Horizon's (excluding certain customers as are articulated in Section 9(b) of the Agreement), and that you will not solicit, employ or engage any person who, during the 12 month period immediately preceding your termination, was an employee of the Company, or any affiliate of the Company. In addition, Section 10 of the Employment Agreement provides that, for a period of sixty (60) months after your termination, you will not disclose any of our trade secrets or confidential information.

        Please acknowledge on the attached copy of this letter your receipt of this letter and your understanding of the restrictions contained in your Employment Agreement where indicated below and return that copy to me by December 20th.

        As we discussed earlier, for accounting and benefit purposes your last official day at First Horizon will be December 31, 2002. You will receive your normal compensation, benefits, and have use of your cell phone, blackberry organizer and company vehicle until that date and the six months of severance benefits provided for in your Employment Agreement will commence on January 1, 2003. Your last day in the office, however, will be today.

        Finally, I call to your attention that given your insider position within the Company between December 15th, 2002 and three days after the 4th quarter results are released you cannot sell any of your First Horizon shares or options.

        We have always had the greatest respect for your integrity and I have every expectation that you will live up to the covenants which you previously entered into with us.

Very truly yours,
/s/ Chris Offen Chris Offen
ACKNOWLEDGED AND AGREED This 13 day of December, 2002
/s/ Michael Leone Michael Leone
cc: Bill Campbell